EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on

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Form S-3 (No. 333-164364, No. 333-164364-01, No. 333-164365, No. 333-164365-01, No. 333-164365-02, No. 333-164365-03, No. 333-136807, No. 333-156345, No. 333-50651, No. 333-50651-01, No. 333-50651-02, No. 333-50651-03, No. 333-50651-04, No. 333-130744

•	Form S-4 (No. 333-155248 and No. 333-149076)

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Form S-8 (No. 33-28828, No. 33-54960, No. 333-53806, No. 333-110758, No. 333-25867, No. 333-156540, No. 333-18069, No. 333-65040, No. 333-136808, No. 333-156886, No. 333-74666, No. 333-134169, No. 333-139345, No. 333-143182, No. 333-156527, and No. 333-149076)

of The PNC Financial Services Group, Inc. of our report dated March 1, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
March 1, 2011